Exhibit (e)(2)(f)

AMERICAN LAND LEASE, INC. RETENTION BONUS PLAN

PURPOSE

American Land Lease, Inc., a Delaware corporation (the “Company”), hereby establishes the American Land Lease, Inc. Retention Bonus Plan (the “Plan”) to provide Retention Bonuses (defined below) to certain directors, officers, and employees of the Company or any Company Subsidiary to compensate them for past services performed and future services to be performed (including to provide them with an additional incentive to remain with the Company or any Company Subsidiary throughout the process of effecting the Offer, the Merger or both). The Plan is adopted and shall be effective as of the date and time it is approved by the Committee (defined below). Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of December 9, 2008, among GCP REIT II, GCP Sunshine Acquisition, LLC, the Company, and Asset Investors Operating Partnership, L.P.

ARTICLE I

DEFINITIONS

The following terms as used in the Plan shall have the meanings set forth below:

Section 1.1 “Committee” means the Compensation Committee of the Company’s Board of Directors.

Section 1.2 “Director” means a member of the Company’s Board of Directors or a member of the Board of Directors of any Company Subsidiary.

Section 1.3 “Employee” means an officer or other employee of the Company or any Company Subsidiary.

Section 1.4 “Participant” means any Employee or Director who has been granted a Retention Bonus.

Section 1.5 “Retention Bonus” means a cash bonus awarded under the Plan.

ARTICLE II

ADMINISTRATION; ELIGIBILITY AND RETENTION BONUSES

Section 2.1 Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law and subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Committee, the Committee shall have full power and authority, in its sole discretion, to: (i) designate the Participants; (ii) grant Retention Bonuses; (iii) determine the amount of Retention Bonuses and establish any other terms, conditions and limitations of any Retention Bonus; (iv) construe, interpret and administer the Plan and the terms of any Retention Bonus; (v) appoint, and delegate powers or authority to, such agents as it shall deem necessary or desirable for the administration of the Plan; (vi) correct any defect or supply any omission with respect to any Retention Bonus; and (vii) make any other determinations and decisions and take any other action that the Committee deems necessary or desirable for the administration of the Plan. All Committee designations, determinations, interpretations and other decisions shall be final, conclusive and binding, including upon the Company, the Company Subsidiaries, Employees, Participants, and their respective legal representatives, beneficiaries, and stockholders, where applicable.

Section 2.2 Eligibility. Employees and Directors shall be eligible to be granted Retention Bonuses.

Section 2.3 Payment of Retention Bonuses. All Retention Bonuses will be paid in cash, subject to withholding for applicable withholding taxes and other mandatory tax obligations with respect thereto.

Section 2.4 Certain Terms of Retention Bonuses. All Retention Bonuses shall: (a) be payable to a Participant contingent upon the earlier to occur of (i) the Acceptance Time, or (ii) the Closing of the Merger (the earlier to occur, the “Vesting Date”), (b) be paid to the Participant (i) fifty percent (50%) on the date no later than three (3) Business Days after the Vesting Date and (ii) fifty percent (50%) on the six (6) month anniversary of the payment of the initial fifty percent (50%) payment if the Participant remains employed by the Company or any Company Subsidiary at such six (6) month anniversary, except that this second fifty percent (50%) payment will nonetheless be payable to the Participant if the Participant is terminated due to death, disability, or without “cause”; and (c) not exceed, in the aggregate, $500,000. A Participant shall not be entitled to receive any portion of his or her Retention Bonus if such Participant’s employment is terminated for any reason (or, in the case of a non-employee Director, he or she is no longer serving as a Director) prior to the Vesting Date. For purposes of the Plan, “cause” means: (i) any act, failure to act, other failure, omission, or condition taken, not taken, caused, made, or attributable, in whole or in part, to a Participant that warrants termination of such Participant’s employment (or, where applicable, service as a Director) with the Company or any Company Subsidiary (where applicable), as determined with respect to all of the foregoing in the sole, good faith judgment of the Committee or any officer of the Company to whom the Committee shall have delegated such authority; (ii) the commission of a felony or other crime involving violence or moral turpitude or any other crime involving fraud with respect to the Company or any Company Subsidiary or any of their respective customers, suppliers, or other business relations; (iii) conduct causing the Company or any Company Subsidiary substantial public disgrace; (iv) any act or omission with the intent of aiding or abetting a competitor, vendor, or supplier of the Company or any Company Subsidiary and that has a material disadvantage or detriment to the Company or any Company Subsidiary; or (v) repeated failure to perform employment duties (or, where applicable, duties as a Director) as reasonably directed by the Board of Directors or any officer who supervises such Participant, in each case, which is incurable or is not cured to the Board of Director’s or such officer’s reasonable satisfaction within fifteen (15) days after written notice thereof to the Participant. In any event, a Participant’s Retention Bonus, to the extent earned and payable under the terms and conditions of this Section 2.4, shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or the Participant, whichever is later) in which such Retention Bonus is deemed earned under the terms and conditions of this Section 2.4.

Section 2.5 Retention Bonuses to Stockholders. Any Retention Bonus to a Director or Employee who is, or as of the Acceptance Time will be, a stockholder of the Company shall be approved in a manner that satisfies the non-exclusive safe-harbor set forth in Rule 14d-10(d) promulgated under the Securities Exchange Act of 1934, as amended, and any purported Retention Bonus not in compliance with this section shall be void.

ARTICLE III

AMENDMENTS; TERMINATION

The Committee may, in its sole discretion, alter, suspend, discontinue or terminate the Plan or discontinue granting Retention Bonuses under the Plan without the consent of Participants; provided, however, that, without the consent of a Participant, no such action taken after the Vesting Date may materially and adversely affect the rights of such Participant under any Retention Bonus previously granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Retention Bonus previously granted, prospectively or retrospectively; provided, however, that, without the consent of the Participant, no such action taken after the Vesting Date may materially and adversely affect the rights of such Participant under any Retention Bonus previously granted to him or her.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 No Transferability. No Retention Bonus granted under the Plan, nor any other rights acquired by a Participant under the Plan, shall be assignable or transferable by a Participant, other than by a will or the laws of descent and distribution, and no Retention Bonus under this Plan shall be subject in any manner to anticipation, pledge, encumbrance, charge, garnishment, execution or levy or lien of any kind, whether voluntary or involuntary, and any attempt contrary thereto shall be void. Following any permitted transfer, any transferee shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

Section 4.2 No Rights to Retention Bonuses. Nothing in the Plan shall be construed as giving any Director, Employee or other person any right or claim to be granted any Retention Bonus under the Plan, or as giving any Participant any right to be treated uniformly with other Participants.

Section 4.3 No Right to Employment; No Limitation on Other Compensation. Nothing contained in the Plan or any resolution granting a Retention Bonus shall (a) confer upon any Participant or any Employee any right to continue in the employ or service of the Company or any Company Subsidiary, (b) interfere in any way with the right of the Company or any Company Subsidiary to terminate any Participant’s or Employee’s employment or service at any time, or (c) prevent the Company or any Company Subsidiary from adopting or continuing in effect other or additional compensation arrangements.

Section 4.4 Unfunded Status of Retention Bonuses. The Company shall not have any obligation to establish any trust or other special or separate fund or to make any other segregation of assets to assure the payment of any Retention Bonuses under the Plan.

Section 4.5 Governing Law. The validity, interpretation, construction and effect of the Plan and any Retention Bonus shall be governed by the laws of the State of Florida, without regard to provisions governing conflicts of laws, and applicable federal law.

Section 4.6 Severability. If any provision of the Plan or any Retention Bonus is or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or entity or Retention Bonus, or would disqualify the Plan or any Retention Bonus under any law, it shall be deemed amended to conform to applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be deleted and the remainder of the Plan shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

Section 4.7 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 4.8 Claims Procedure.

(a) In the event of a claim by an Employee as to entitlement or the amount of any distribution or its method of payment, such Employee shall present the reason for Employee’s claim in writing to the Committee. The Committee shall, within ninety (90) days after receipt of such written claim, send a written notification to the Employee as to its disposition, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the Employee prior to the termination of the initial 90-day period. In no event will such extension exceed a period of 90 days from the end of such initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the benefit determination.

(b) In the event the claim is wholly or partially denied, such written notification shall (i) state specifically the reason or reasons for the denial, (ii) reference to the specific Plan provisions on which the determination is based, (iii) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Employee may appeal the denial of the claim.

(c) In the event an Employee wishes to appeal the denial of Employee’s claim, the Employee may request a review of such denial by making application in writing to the Committee within sixty (60) days after the receipt of the denial. Such Employee (or the Employee’s duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to Employee’s claim, and submit in writing issues and comments in support of Employee’s position. Within sixty (60) days after receipt of the written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Committee shall notify the Employee of the final decision.

The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specify references to the pertinent Plan provisions on which the decision is based.

Section 4.9 Plan Year. For purposes of Plan administration, the “plan year” shall be the calendar year; provided that there shall be a short plan year beginning on the effective date of the Plan and ending on December 31, 2009.